Assured Guaranty Ltd. Reports Results for First Quarter 2018

•	Shareholders' equity per share, non-GAAP operating shareholders' equity[1] per share and non-GAAP adjusted book value[1] per share reached new records at $59.67, $57.97 and $79.45, respectively.

•
Net income was $197 million, or $1.68 per share, for first quarter 2018, compared with $317 million, or $2.49 per share, for first quarter 2017. First quarter 2017 included significant gains from a commutation and the acquisition of MBIA UK. Excluding these gains, net income in first quarter 2018 increased compared to first quarter 2017.

•
Non-GAAP operating income[1] was $155 million, or $1.33 per share, for first quarter 2018, compared with $273 million, or $2.14 per share, for first quarter 2017. First quarter 2017 included significant gains from a commutation and the acquisition of MBIA UK. Excluding these gains, non-GAAP operating income in first quarter 2018 was consistent with the prior year.

•
In first quarter of 2018, Assured Guaranty announced an agreement for Assured Guaranty Corp. to reinsure, generally on a 100% quota share basis, substantially all of the insured portfolio of Syncora Guarantee Inc.

•	Share repurchases totaled $98 million, or 2.8 million shares, in first quarter 2018. Year to date through May 3, 2018, share repurchases were $151 million, or 4.2 million shares.

Hamilton, Bermuda, May 3, 2018 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended March 31, 2018 (first quarter 2018).

1 Please see “Explanation of Non-GAAP Financial Measures.” When a financial measure is described as "operating," it is a non-GAAP financial measure.

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2018	2017

Net income	$197	$317
Non-GAAP operating income(1)	155	273
Gain (loss) related to the effect of consolidating financial guaranty variable interest entities (FG VIE consolidation) included in non-GAAP operating income	5	5

Net income per diluted share	$1.68	$2.49
Non-GAAP operating income(1) per diluted share	1.33	2.14
Gain (loss) related to FG VIE consolidation included in non-GAAP operating income per diluted share	0.04	0.03

Diluted shares	116.6	127.1

Gross written premiums (GWP)	$73	$111
Present value of new business production (PVP)(1)	61	99
Gross par written	2,202	4,691

Summary Financial Results (continued)
(in millions, except per share amounts)

	As of
	March 31, 2018		December 31, 2017
	Amount	Per Share	Amount	Per Share

Shareholders' equity	$6,784	$59.67	$6,839	$58.95
Non-GAAP operating shareholders' equity (1)	6,592	57.97	6,521	56.20
Non-GAAP adjusted book value (1)	9,034	79.45	9,020	77.74
Gain (loss) related to FG VIE consolidation included in non-GAAP operating shareholders' equity	8	0.06	5	0.03
Gain (loss) related to FG VIE consolidation included in non-GAAP adjusted book value	(12)	(0.10)	(14)	(0.12)

Common shares outstanding	113.7		116.0
________________________________________________

(1)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

“Assured Guaranty had a successful first quarter in 2018,” said Dominic Frederico, President and CEO of Assured Guaranty. “Measures of Assured Guaranty’s value per share again reached record levels, including those for shareholders’ equity, non-GAAP operating shareholders’ equity and non-GAAP adjusted book value. We guaranteed the lion’s share of insured municipal par sold, and our international infrastructure business delivered a strong quarter, the tenth consecutive quarter in which we recorded international PVP.

“We also made a strategic investment in an infrastructure-focused investment firm and agreed to reinsure substantially all of the legacy bond insurer Syncora’s book of business. This year through May 3, we have repurchased 4.2 million shares at a cost of $151 million and have $197 million remaining in the current share buyback authorization.”

First Quarter Results

GAAP Financial Information

Net income for first quarter 2018 was $197 million, compared with net income of $317 million for the three-month period ended March 31, 2017 (first quarter 2017). Net income for first quarter 2017 was higher due primarily to significant gains attributable to the Company's strategic initiatives, including commutation gains of $73 million (pretax) and bargain purchase gain and settlement of pre-existing relationships on the acquisition of MBIA UK Insurance Limited (MBIA UK) (MBIA UK Acquisition) of $58 million (pretax).

Net earned premiums in first quarter 2018 were $145 million, compared with $164 million in first quarter 2017. The decline in net earned premiums was due primarily to lower premium accelerations from refundings and lower scheduled net earned premiums due to the amortization of the insured portfolio.

Net investment income for first quarter 2018 of $101 million was lower than net investment income in first quarter 2017 of $122 million due primarily to the accretion on the Zohar II 2005-1 Notes (the Zohar II Notes), which were used as consideration for the MBIA UK Acquisition. Realized losses on investments for first quarter 2018 were $5 million, compared with realized gains of $32 million in first quarter 2017, which included a gain on the sale of the Zohar II Notes.

Loss and loss adjustment expenses (LAE) was a benefit of $18 million in first quarter 2018, due mainly to lower reserves on the Company's exposure to the City of Hartford, Connecticut. Loss and LAE was a loss of $59 million in first quarter 2017 and was primarily attributable to Puerto Rico exposures.

The effective tax rate was 9.3% in first quarter 2018 compared with 14.7% in first quarter 2017. The lower effective tax rate was due primarily to the reduction in the corporate tax rate from 35% to 21% in United States (U.S.) jurisdictions and the release of tax reserves on uncertain tax positions in first quarter 2018 due to the closing of an audit year.

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	March 31,
	2018	2017
Revenues:
Net earned premiums	$145	$164
Net investment income	101	122
Net realized investment gains (losses)	(5)	32
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	2	15
Net unrealized gains (losses)	32	39
Net change in fair value of credit derivatives	34	54
Fair value gains (losses) on financial guaranty variable interest entities (FG VIEs)	4	10
Bargain purchase gain and settlement of pre-existing relationships	—	58
Commutation gains	1	73
Other income (loss)	13	14
Total revenues	293	527
Expenses:
Loss and LAE	(18)	59
Amortization of deferred acquisition costs	5	4
Interest expense	24	24
Other operating expenses	65	68
Total expenses	76	155
Income (loss) before income taxes	217	372
Provision (benefit) for income taxes	20	55
Net income (loss)	$197	$317

Economic Loss Development

Economic loss development in first quarter 2018 was a benefit of $24 million, which was primarily attributable to the State of Connecticut's agreement to pay the debt service costs of certain bonds of the City of Hartford, including the bonds insured by the Company. This was partially offset by $16 million in economic loss development in U.S. residential mortgage-backed securities (RMBS) that was mainly related to lower excess spread, partially offset by the improvement in liquidation rates for certain delinquency categories in first and second lien transactions. The economic loss development attributable to the increase in discount rates was a benefit of $6 million in first quarter 2018.

Roll Forward of Net Expected Loss to be Paid (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2017	Economic Loss Development/ (Benefit)	Losses (Paid)/ Recovered		Net Expected Loss to be Paid (Recovered) as of March 31, 2018

Public finance	$1,203	$(42)	$(111)		$1,050
U.S. RMBS	73	16	130	(2)	219
Other structured finance	27	2	0		29
Total	$1,303	$(24)	$19		$1,298
________________________________________________

(1)
Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).

(2)	Represents primarily cash received from a favorable representations and warranties litigation settlement reached at the end of 2017.

New Business Production

New Business Production
(in millions)

	Quarter Ended March 31,
	2018			2017
	GWP	PVP(1)	Gross Par Written	GWP	PVP(1)	Gross Par Written

Public finance - U.S.	$33	$35	$2,004	$51	$52	$3,430
Public finance - non - U.S.	39	26	187	58	40	990
Structured finance - U.S.	1	0	11	1	5	243
Structured finance - non-U.S.	0	—	—	1	2	28
Total	$73	$61	$2,202	$111	$99	$4,691
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(1)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

GWP include amounts collected upfront on new business written, the present value of future premiums on new financial guaranty business written (discounted at risk free rates), as well as the effects of changes in the estimated lives of transactions in the inforce book of financial guaranty business. For non-financial guaranty business, GWP is recorded over time as installments are received while PVP includes future expected installments at the time of issuance. Differences in GWP between first quarter 2018 and first quarter 2017 are due to the volume of new business written which is described below, and to a lesser extent, changes in expected lives.

Excluding one large structured infrastructure financing written in first quarter 2017, U.S. public finance PVP was consistent with first quarter 2017, despite a 29% decline in new U.S. municipal bonds issued. First quarter 2018 was also impacted by the termination of the tax-exempt status of advance refunding bonds under the 2017 Tax Cuts and Jobs Act. Assured Guaranty once again guaranteed the majority of insured par issued while maintaining an A- average rating on new business written.

Outside the U.S., the Company generated $26 million of public finance PVP in first quarter 2018, compared with $40 million in first quarter 2017. During first quarter 2018, the Company closed United Kingdom public-private-partnership and utility transactions in both the primary and secondary markets. This is the tenth consecutive quarter that the Company generated PVP outside the United States. Quarterly business activity in the international infrastructure sector is influenced by typically long lead times and therefore may vary from quarter to quarter.

Other Non-GAAP Financial Measures

Non-GAAP operating income was $155 million in first quarter 2018, compared with $273 million in first quarter 2017. Similar to net income results, non-GAAP operating income in first quarter 2018 was lower primarily due to commutation gains and gains related to the purchase of MBIA UK that were recorded in first quarter 2017, as well as lower net earned premiums in first quarter 2018, partially offset by lower operating loss and LAE and a lower effective tax rate on non-GAAP operating income in first quarter 2018.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2018 (January 1 - March 31)	$98	2.79	$35.20
2018 (April 1 - May 3)	53	1.43	36.91
Total 2018	$151	4.22	$35.78

From 2013 through May 3, 2018, the Company repurchased a total of 85.5 million common shares at an average price of $27.68, representing approximately 44% of the total shares outstanding at the beginning of the repurchase program in 2013. The remaining authorization is $197 million as of May 3, 2018. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

As in the past, the Company's execution of its capital management strategy is contingent upon its available free cash and the capital position of the parent company, market conditions, the maintenance of its strong financial strength ratings and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	March 31, 2018	December 31, 2017
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,297	$10,674
Short-term investments, at fair value	751	627
Other invested assets	103	94
Total investment portfolio	11,151	11,395
Cash	114	144
Premiums receivable, net of commissions payable	944	915
Ceded unearned premium reserve	122	119
Deferred acquisition costs	100	101
Salvage and subrogation recoverable	430	572
FG VIE assets, at fair value	651	700
Other assets	507	487
Total assets	$14,019	$14,433
Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$3,395	$3,475
Loss and LAE reserve	1,299	1,444
Long-term debt	1,281	1,292
Credit derivative liabilities	237	271
FG VIE liabilities with recourse, at fair value	598	627
FG VIE liabilities without recourse, at fair value	110	130
Other liabilities	315	355
Total liabilities	7,235	7,594
Shareholders' equity
Common stock	1	1
Additional paid-in capital	466	573
Retained earnings	6,102	5,892
Accumulated other comprehensive income	214	372
Deferred equity compensation	1	1
Total shareholders' equity	6,784	6,839
Total liabilities and shareholders' equity	$14,019	$14,433

Explanation of Non-GAAP Financial Measures

To reflect the key financial measures that management analyzes in evaluating the Company’s operations and progress towards long-term goals, the Company discloses both financial measures determined in accordance with GAAP and financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

By disclosing non-GAAP financial measures, the Company gives investors, analysts and financial news reporters access to information that management and the Board of Directors review internally. The Company believes its presentation of non-GAAP financial measures, along with the effect of FG VIE consolidation, provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, the Company does not own such VIEs and its exposure is limited to its obligation under its financial guaranty insurance contract. Management and the Board of Directors use non-GAAP financial measures adjusted to remove FG VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses these core financial measures in its decision making process and in its calculation of certain components of management compensation. Wherever possible, the Company has separately disclosed the effect of FG VIE consolidation.

Many investors, analysts and financial news reporters use non-GAAP operating shareholders’ equity, adjusted to remove the effect of FG VIE consolidation, as the principal financial measure for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Many of the Company’s fixed income investors also use this measure to evaluate the Company’s capital adequacy.

Many investors, analysts and financial news reporters also use non-GAAP adjusted book value, adjusted to remove the effect of FG VIE consolidation, to evaluate AGL’s share price and as the basis of their decision to recommend, buy or sell the AGL common shares. Non-GAAP operating income adjusted for the effect of FG VIE consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The core financial measures that the Company uses to help determine compensation are: (1) non-GAAP operating income, adjusted to remove the effect of FG VIE consolidation, (2) non-GAAP operating shareholders' equity, adjusted to remove the effect of FG VIE consolidation, (3) growth in non-GAAP adjusted book value per share, adjusted to remove the effect of FG VIE consolidation, and (4) PVP.

The following paragraphs and tables define each non-GAAP financial measure disclosed by the Company and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Non-GAAP Operating Income

Management believes that non-GAAP operating income is a useful measure because it clarifies the understanding of the underwriting results and financial condition of the Company and presents the results of operations of the Company excluding the fair value adjustments on credit derivatives and CCS that are not expected to result in economic gain or loss, as well as other adjustments described below. Management adjusts non-GAAP operating income further by removing FG VIE consolidation to arrive at its core operating income measure. Non-GAAP operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1) Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2) Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company's credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3) Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4) Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Summary Reconciliation of
GAAP Net Income to Non-GAAP Operating Income (1)
(in millions, except per share amounts)

	Quarter Ended March 31,
	2018		2017
	Total	Per Diluted Share	Total	Per Diluted Share

Net income (loss)	$197	$1.68	$317	$2.49
Less pre-tax adjustments:
Realized gains (losses) on investments	(5)	(0.04)	32	0.25
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	30	0.26	25	0.20
Fair value gains (losses) on committed capital securities (CCS)	(1)	(0.01)	(2)	(0.01)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	22	0.18	10	0.08
Total pre-tax adjustments	46	0.39	65	0.52
Less tax effect on pre-tax adjustments	(4)	(0.04)	(21)	(0.17)
Non-GAAP operating income	$155	$1.33	$273	$2.14

Gain (loss) related to FG VIE consolidation (net of tax provision of $1 and $2) included in non-GAAP operating income	$5	$0.04	$5	$0.03
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Non-GAAP Operating Income Adjustments and
Effect of FG VIE Consolidation
(in millions)

	Quarter Ended		Quarter Ended
	March 31, 2018		March 31, 2017
	Non-GAAP Operating Income Adjustments (1)	Effect of FG VIE Consolidation (2)	Non-GAAP Operating Income Adjustments (1)	Effect of FG VIE Consolidation (2)
Adjustments to revenues:
Net earned premiums	$—	$(3)	$—	$(4)
Net investment income	—	(1)	—	(1)
Net realized investment gains (losses)	(5)	—	32	—
Net change in fair value of credit derivatives	29	—	43	—
Fair value gains (losses) on FG VIEs	—	4	—	10
Other income (loss)	21	0	8	0
Total revenue adjustments	45	0	83	5
Adjustments to expenses:
Loss expense	(1)	(6)	18	(2)
Total expense adjustments	(1)	(6)	18	(2)
Pre-tax adjustments	46	6	65	7
Tax effect of adjustments	4	1	21	2
After-tax adjustments	$42	$5	$44	$5
________________________________________________

(1)
The "Non-GAAP Operating Income Adjustments" column represents the amounts recorded in the condensed consolidated statements of operations that the Company removes to arrive at non-GAAP operating income.

(2)
The "Effect of FG VIE Consolidation" column represents the amounts included in the condensed consolidated statements of operations and non-GAAP operating income that the Company removes to arrive at the core financial measures that management uses in certain of its compensation calculations and its decision making process.

Non-GAAP Operating Shareholders’ Equity and Non-GAAP Adjusted Book Value

Management believes that non-GAAP operating shareholders’ equity is a useful measure because it presents the equity of the Company excluding the fair value adjustments on investments, credit derivatives and CCS, that are not expected to result in economic gain or loss, along with other adjustments described below. Management adjusts non-GAAP operating shareholders’ equity further by removing FG VIE consolidation to arrive at its core operating shareholders' equity and core adjusted book value.

Non-GAAP operating shareholders’ equity is the basis of the calculation of non-GAAP adjusted book value (see below). Non-GAAP operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1) Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2) Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3) Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

4) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses non-GAAP adjusted book value, adjusted for FG VIE consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in non-GAAP adjusted book value per share, adjusted for FG VIE consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that non-GAAP adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Non-GAAP adjusted book value is non-GAAP operating shareholders’ equity, as defined above, further adjusted for the following:

1) Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2) Addition of the net present value of estimated net future revenue on non-financial guaranty contracts. See below.

3) Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

4) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in non-GAAP adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current non-GAAP adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity to
Non-GAAP Operating Shareholders' Equity (1) and Non-GAAP Adjusted Book Value (1)
(in millions, except per share amounts)

	As of
	March 31, 2018		December 31, 2017
	Total	Per Share	Total	Per Share

Shareholders' equity	$6,784	$59.67	$6,839	$58.95
Less pre-tax adjustments:
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(116)	(1.02)	(146)	(1.26)
Fair value gains (losses) on CCS	58	0.52	60	0.52
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	307	2.71	487	4.20
Less taxes	(57)	(0.51)	(83)	(0.71)
Non-GAAP operating shareholders' equity	6,592	57.97	6,521	56.20
Pre-tax adjustments:
Less: Deferred acquisition costs	100	0.88	101	0.87
Plus: Net present value of estimated net future revenue	140	1.23	146	1.26
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	2,899	25.50	2,966	25.56
Plus taxes	(497)	(4.37)	(512)	(4.41)
Non-GAAP adjusted book value	$9,034	$79.45	$9,020	$77.74

Gain (loss) related to FG VIE consolidation included in non-GAAP operating shareholders' equity (net of tax provision of $2 and $2)	$8	$0.06	$5	$0.03
Gain (loss) related to FG VIE consolidation included in non-GAAP adjusted book value (net of tax benefit of $3 and $3)	$(12)	$(0.10)	$(14)	$(0.12)

Shares outstanding at the end of the period	113.7		116.0
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated revenue for non-financial guaranty insurance contracts. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company’s non-financial guaranty insurance contracts, net of reinsurance, ceding commissions and premium taxes, for contracts without expected economic losses, and is discounted at 6%. Estimated net future revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right, whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Realized Gains (Losses)) do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, discounted, in each case, at 6%. Under GAAP, financial guaranty installment premiums are discounted at a risk free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future earned or written premiums and Credit Derivative Realized Gains (Losses) may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP (1)
(in millions)

	Quarter Ended
	March 31, 2018
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$33	$39	$1	$0	$73
Less: Installment GWP and other GAAP adjustments(2)	(2)	23	1	0	22
Upfront GWP	35	16	—	—	51
Plus: Installment premium PVP	—	10	0	—	10
PVP	$35	$26	$0	$—	$61

	Quarter Ended
	March 31, 2017
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$51	$58	$1	$1	$111
Less: Installment GWP and other GAAP adjustments(2)	(1)	56	1	(1)	55
Upfront GWP	52	2	—	2	56
Plus: Installment premium PVP	—	38	5	—	43
PVP	$52	$40	$5	$2	$99
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

(2)
Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, May 4, 2018. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through August 5, 2018. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10119461. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's March 31, 2018 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 1Q 2018,” which lists the U.S. public finance new issues insured by the Company in first quarter 2018, and

•	“Structured Finance Transactions at March 31, 2018,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “March 31, 2018 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

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Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of non-GAAP adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance;
rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s subsidiaries have insured; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates or Assured Guaranty’s loss experience; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in Assured Guaranty's investment portfolio and in collateral posted by and to Assured Guaranty; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof, interest rates or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the impact of changes in the world’s economy and credit and currency markets and in applicable laws or regulations relating to the decision of the United Kingdom to exit the European Union; the possibility that acquisitions or alternative investments made by Assured Guaranty do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; deterioration in the financial condition of Assured Guaranty’s reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risk factors identified in AGL's filings with the U.S. Securities and Exchange Commission; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 3, 2018, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com